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                      September 29, 2022

       Dennis Secor
       Chief Financial Officer
       Guess?, Inc.
       Strada Regina 44
       Bioggio, Switzerland CH-6934

                                                        Re: Guess?, Inc.
                                                            Form 10-K for the
Fiscal Year ended January 29, 2022
                                                            Filed March 24,
2022
                                                            File No. 001-11893

       Dear Mr. Secor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation